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                                                                    EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           REUTER MANUFACTURING, INC.

     These Amended and Restated Articles of Incorporation supersede the Articles of Incorporation dated June 12, 1984 and all amendments thereto.

                                   ARTICLE I.

     The name of this corporation is MagStar Technologies, Inc. (the "Company").

                                   ARTICLE II.

     The registered office of the Company in Minnesota is 410 Eleventh Avenue South, Hopkins, Minnesota, 55343.

                                  ARTICLE III.

     The aggregate number of shares of stock which the Company shall have authority to issue is Forty Million (40,000,000) shares, consisting of Thirty Million (30,000,000) shares of common stock, $0.1875 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, $0.1875 par value per share (the "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized and undesignated shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

     Of the Ten Million shares of Preferred Stock, Two Million Five Hundred Thousand (2,500,000) shares shall be designated Series A convertible preferred stock, $0.1875 par value per share (the "Series A Preferred") and Seven Million Five Hundred Thousand (7,500,000) shares shall be undesignated as to series.

     The relative rights, preferences and privileges of the Series A Preferred shall be as follows:


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I.   VOTING RIGHTS.

     A. GENERAL. At all meetings of the shareholders of the Company and in the case of any actions of shareholders in lieu of a meeting, each holder of Series A Preferred shall have that number of votes on all matters submitted to the shareholders that is equal to the number of whole shares of Common Stock into which such holder's shares of Series A Preferred are then convertible, as provided in Section IV, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. This provision for determination of the number of votes to which each holder of the Series A Preferred is entitled shall also apply in cases in which the holders of the Series A Preferred have the right to vote together as a separate class. Except as may be otherwise provided in this Certificate or by agreement, the holders of the Common Stock and the holders of the Series A Preferred shall vote together as a single class on all actions to be taken by the shareholders of the Company.

     B. QUORUMS. The presence in person or by proxy of the holders of a majority of the aggregate number of shares of Common Stock and Series A Preferred then outstanding (on an as-if converted to Common Stock basis) shall constitute a quorum of the Common Stock and Series A Preferred.

II.  DIVIDENDS.

     A. DIVIDENDS. The holders of Series A Preferred then outstanding shall be entitled to receive cumulative cash dividends, out of any funds and assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a Common Stock Dividend) payable on Common Stock of the Company at the annual rate of nine percent (9%) for the Series A Preferred, and such dividends shall be payable only if, as and when declared by the Board of Directors of the Company (the "Board"). Other than as set forth in the preceding sentence, no dividend or other distribution shall accrue or be paid with respect to any shares of capital stock of the Company for any period, whether before or after the effective date of this Certificate, unless and until declared by the Board. In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock, a comparable dividend or distribution shall be simultaneously declared or made with respect to the outstanding shares of Series A Preferred (as if fully converted into Common Stock, including fractions of shares). Dividends on shares of capital stock of the Company shall be payable only out of funds legally available therefor.

     B. NON-CASH DIVIDENDS. Whenever a dividend provided for in this Section II shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.


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III. LIQUIDATION RIGHTS.

     A. NO PREFERENCE OF SERIES A PREFERRED. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, shall be distributed equally, on a per share basis, among the holders of the Common Stock and the Series A Preferred (on an as-if converted to Common Stock basis).

     B. REORGANIZATION; SALE OF ASSETS. The merger, acquisition or consolidation of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof pursuant to which the shareholders of the Company immediately prior to the transaction do not own a majority of the outstanding shares of the surviving corporation immediately after the transaction, or any sale, lease, license (on an exclusive basis) or transfer by the Company of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this Section III.

     C. DETERMINATION OF CONSIDERATION. To the extent any distribution pursuant to Section III(A) consists of property other than cash, the value thereof shall, for purposes of Section III(A), be the fair value at the time of such distributions as determined in good faith by the Board.

IV. CONVERSION. The holders of the Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

     A. OPTIONAL CONVERSION OF THE SERIES A PREFERRED. The Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series A Preferred by the Company, at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.1777778 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by each share of Series A Preferred to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall at the time of the filing of this Certificate initially be $0.1777778 in the case of the Series A Preferred. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred is convertible, as hereinafter provided.


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     B.   FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of the Series A Preferred owned by such holder, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price or round up to the nearest whole share.

     C. MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series A Preferred so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

D. CERTAIN ADJUSTMENTS TO CONVERSION PRICE FOR STOCK SPLITS, DIVIDENDS, MERGERS, REORGANIZATIONS, ETC.


          1. ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS AND COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall, after the filing of this Certificate be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.


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          2.   ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In the event of a reclassification, reorganization or exchange (other than described in subsection IV(D)(1) above) or any consolidation or merger of the Company with another corporation (other than a merger, acquisition or other reorganization as defined in Section III(B), which shall be considered a liquidation pursuant to
               Section III above), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Series A Preferred would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

          3. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company, at any time or from time to time after the filing of this Certificate, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section IV(D) with respect to the rights or the holders of the Series A Preferred.

     E. NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Company, any reclassification or recapitalization of the Company's capital stock, any consolidation or merger with or into another Company, any transfer of all or substantially all of the assets of the Company or any dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to the date


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          specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                                   ARTICLE IV.

     No shareholder of this Company shall have any cumulative voting rights.

                                   ARTICLE V.

     No shareholder of this Company shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Company of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                   ARTICLE VI.

     Any action required or permitted to be taken at a meeting of the Board of Directors of this Company may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE VII.

     No director of this Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 302A.559 or Section 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VII. If the Section 302A of the Minnesota Statutes is hereinafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended. No amendment to or repeal of this Article VII shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE VIII.

     The Company shall indemnify its officers and directors to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended from time to time, or as required or permitted by other provisions of law. Any repeal or modification of this Article VIII will be prospective only and will not adversely affect any right to indemnification of a director or officer of the Company existing at the time of such repeal or modification.

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     IN WITNESS WHEREOF, the Company has caused these Amended and Restated
Articles of Incorporation to be signed by Michael J. Tate, its President, this 31st day of May, 2001.


REUTER MANUFACTURING, INC.

By:  /s/ MICHAEL J. TATE
     -----------------------------------------
     Michael J. Tate
Its: President